EXHIBIT 99.1
NEWS RELEASE
Harsco Corporation Camp Hill, PA 17011 USA www.harsco.com	Media Contact Kenneth Julian 717.730.3683 kjulian@harsco.com	Investor Contact Eugene M. Truett 717.975.5677 etruett@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION COMPLETES PREVIOUSLY ANNOUNCED SALE
OF GAS TECHNOLOGIES BUSINESS GROUP

HARRISBURG, PA (December 7, 2007). . . Worldwide industrial services company Harsco Corporation (NYSE: HSC) announced today the closing of the previously announced sale of its  Gas Technologies business group, Harsco GasServ, to Wind Point Partners, a private equity investment firm with offices in Chicago, Illinois.  As previously announced, terms of the sale include a total purchase price of $340 million, including $300 million paid in cash at closing and $40 million payable in the form of an earnout, contingent on the Gas Technologies group achieving certain performance targets in 2008 or 2009.  Proceeds from the sale will provide capital to fund Harsco’s continuing organic growth initiatives and other opportunities in its core businesses, as well as debt reduction.

Included in the sale are the four complementary manufacturing and service businesses that comprised the Harsco GasServ group:

•	Taylor-Wharton cryogenic storage units and compressed gas cylinders
•	American Welding & Tank propane tanks
•	Sherwood precision valves
•	Structural Composites Industries lightweight, filament-reinforced composite cylinders

Citigroup Global Markets Inc. has served as exclusive financial advisor to Harsco.

Harsco Corporation is one of the world’s leading diversified industrial services companies, serving major customers in the non-residential construction and infrastructure, steel and metals, energy and railway industries.  Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index.  Additional information can be found at www.harsco.com.

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